Erin Energy Corporation
Q2 2017 Conference Call
August 10, 2017 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS
Lionel McBee – Director, Investor Relations and Corporate Communications
Femi Ayoade – Chief Executive Officer
Frank Ingriselli – Chairman of the Board
Olu Marinho – Vice President, Engineering Projects
Carl Scharpf – Vice President, Exploration

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the 2017 second-quarter results conference call for Erin Energy. My name is Denise, and I’ll be your operator for today. As a reminder, today’s call is being recorded for replay and will be available shortly after the conclusion of today’s call.

At this time, for opening remarks and introductions, I’d like to turn the call over to Lionel McBee, Director of Investor Relations and Corporate Communications. Please go ahead, sir.

Lionel McBee
Thank you, operator. Good morning everyone. On behalf of the management team, let me welcome you to today’s results conference call.

Joining me on the call today are Femi Ayoade, Chief Executive Officer; the Chairman of our Board, Frank Ingriselli; Olu Marinho, Vice President, Engineering Projects; and Carl Scharpf, Vice President, Geosciences and Exploration. During today’s call we will address some of our recent news items, discuss the current drilling campaign and then the guys will be available for your questions.

Just a couple of housekeeping items as always before we begin: Today’s call is being webcast and a link is available on the Investor page of our website at erinenergy.com. A replay of today’s call will also be available on our website in the “Events” section shortly after the conference conclusion.

This conference call will include forward-looking statements, and the risks associated with forward-looking statements have been outlined in our news release announcement issued last evening and in our SEC filings. Following their remarks, we will turn the call over to our conference coordinator to take your questions for management.

And with that, we will begin our discussion. I will start by introducing Femi for and introduction and some opening comments on recent developments in the company. Femi?

Femi Ayoade
Thank you, Lionel, and good morning everyone. During the second quarter of this year, we began preparations for our Oyo field drilling campaign. The rig arrived on Oyo on August 1, 2017, and I am pleased to announce that we commenced drilling of the Oyo-9 earlier this morning. Current operations are progressing according to plan. The drilling and completion is estimated to last about 62 days.

The Oyo-9 is projected to add 6,000 to 7,000 barrels of oil to field production. As we have previously announced, in conjunction with the completion of operations on Oyo-9, we will undertake operations on Oyo-7 to install a gas-lift line for well startup and to provide continuous lift assistance. Total field production is expected to increase to 12,000 to 13,000 barrels of oil per day with the successful execution of this development program.

As we have stated previously, we also look to extend the contract with Pacific Drilling, depending on availability of funds, to drill one or two Miocene exploration wells in OML 120. We believe our

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern

greatest shareholder value creation opportunities are in our Miocene exploration prospects in OML 120 and 121.

Also during the quarter, we closed on the farm-out agreement with FAR on our offshore blocks in The Gambia, which was discussed in detail on our last conference call and includes a full carry on the first exploration well scheduled to be drilled in 2018.

In the second-quarter, we reported revenues of $14.6 million, compared to $23.2 million during the second quarter 2016. The company lifted and sold approximately 309,000 net barrels of oil at an average price of $47.15 per barrel, compared to approximately 508,000 net barrels of oil at an average price of $45.58 per barrel during the same period in 2016.

Average daily production for the second quarter was approximately 5,100 net barrels of oil per day, compared to 5,400 net barrels of oil per day for the comparative period in 2016. The reason for the lower average net production number is due to a ten-day shut-in of the Oyo-8 well in late-June to early-July this year.

I will now turn it back to Lionel.

Lionel McBee
Thank you, Femi. Now I’d like to bring Frank into the discussion. Frank was elected chairman of our board at the AGM in May and has taken a quite active role alongside our management team and with me as well in the IR department. Frank, welcome. Would you discuss some of the activities you have been undertaking since joining the board this year and kind of the direction you and the board are moving?

Frank Ingriselli
Sure. Thank you, Femi, and thank you, Lionel, for a good update on the exciting activities going on at our company. This is my first earnings' conference call after my election, as Lionel mentioned, as Chairman of Erin’s board in May.

First, I would l like to acknowledge that it is an honor and privilege to be back at Erin Energy and I can promise you that all of my efforts at Erin will be dedicated to driving shareholder value. But I also must point out how fortunate I am to be stepping into a company where after only a few more months, we will double our production. Now, that’s creating shareholder value.

As many of you may know, I founded the predecessor company to Erin Energy about ten years ago. The difference between then and now is that Erin has over these years acquired assets that puts it in a position to become a multi-billion-dollar player in the international energy industry. We have the assets.

As they say in the real estate industry, it is all about location, location, location. Well, Erin's Oil Leases 120 and 121 are what is I will call the 5th Avenue of the real estate industry. Just look at the location. We’re all surrounded by all the majors—Exxon, Shell, Chevron, others—each producing hundreds of thousands of barrels per day.

We have the assets to get us there. And I have returned to Erin determined to do all I can to assure that we do our best to get us there.

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern

In the three months since joining Erin, we have been very busy engaging with various financial institutions to look at ways we can in the most economic and, very importantly, accretive way not only restructure our balance sheet and reduce our accounts payable, but to also find accretive capital to drill, as Femi pointed out, the Miocene.

As we have discussed on many previous occasions, a successful well in the Miocene will be a game changer for our company. This will put us on an equal footing with the majors that surround us, bring us potentially over a billion barrel of oil reserves. It will provide the path to a multi-billion-dollar enterprise.

We continue to work with those financial institutions to accomplish this goal. But please be assured, if we don’t drill this well as an add-on to Oyo-9, which we’re all working very hard to accomplish, we will drill the Miocene in the very near future. This is our company's and my personal key goal. I am committed to aggressively pursue a renewed aggressive attention to investor relations and public relations. We expect analyst coverage of our stock to commence soon.

We have engaged a new IR firm to assist us, and we are working with other institutions that will assist us not only on restructuring our balance sheet, but just as important, to get out on non-deal road shows so we can tell the Erin story and build institutional ownership in our stock. In fact, next week we will be starting those non-deal road shows. It is a story that holds enormous promise for our company and, most importantly, its shareholders.

Next week we will be presenting at the EnerCom conference in Denver, and you will have the ability to listen to that presentation as a live webcast. We will issue a separate press release with details. I have lived through a 37-plus-year career that has seen oil prices move up and down, but I have never seen oil prices stay just down. They will continue to recover. They’ve already started recovering. And those companies located in the best area and with the best assets will be the ones that thrive, and those are the companies that will achieve shareholder value. I’m happy to tell you that we are one of them.

In closing, what I can assure you is that our whole team is diligently and efficiently and safely working to deliver on our operating and development plans. I am proud to be the Chairman of this company, and be assured that we take your investment in our company very seriously and always keep in mind the goal to deliver on shareholder value. Thank you.

Lionel McBee
Thank you, Frank. Femi, as you have transitioned to the Chief Executive role, would you discuss the actions you’ve taken in the last few months, and besides the obvious drilling campaign, what you see as the priorities you have laid out for the company and actions needed to be taken in the short-term or in the remainder of this year to early next year?

Femi Ayoade
Thank you, Lionel. In the last couple of months, we have been focusing on things that will bring immediate value to the company and its shareholders such as production and revenue increase, reserves increase, AP reduction and capital raise. Regarding the production increase, we plan to double the production to over 12,000 barrels per day by year-end 2017. The process of achieving this is already underway with the drilling of Oyo-9 and the planned resuscitation of Oyo-7. Our ultimately goal is to be able to fill up the FPSO to its full potential of 40,000 barrels of oil per day by the year 2020.

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern

Secondly, regarding revenue increase, with increase in production and increase in oil prices, revenue is expected to increase to more than double with the new wells coming online. On reserves increase, our plan is to significantly increase our reserves by drilling of OML 120 and 121 matured exploration prospects, the Gambia prospect and the Ghana prospect.

Ghana prospects contain about 500 million barrels of resources in place. We expect the tribunal to make judgment on the border dispute between Ghana and Cote-de-Voire in September. On the Gambia, we have funding in place to drill The Gambia prospect. This prospect will be drilled next year. The aspiration well will target between 500 million to 1 billion barrels of resources that is on trend with the world class SNE discovery that has 2C recoverable resources of over 641 million barrels of oil.

In anticipation of the drilling of Oyo NW, we have awarded the site survey acquisition and it is scheduled to commence by third week in August. We also have most of the tubular in place including the long lead well head equipment. We have the rig in Nigeria. We have service contracts in place. We are almost set to drill this well. Our plan is to drill the first exploration prospect immediately after Oyo-9 is completed or before the end of this year depending on how quickly we are able to raise the funding.

On the capital raise, as Frank mentioned, we are working on various ways to raise new capital to fund our work programs. We are working on debt and equity raise. We are hopeful that we will be able to achieve this objective soon.

Lastly, on AP reduction, we have made tremendous progress on this front in the last two months. I am pleased to inform you that we have been able to reduce our AP by over $25 million in the last two months. Further negotiations are still ongoing with others, and we expect to reach agreement with more companies very soon. These are some of the things that we have been working on in the last two months. These are things that we will continue to work on going forward as well.

Olu, I would like to bring you in to the discussion now to give a review of the drilling on Oyo field. Would you please provide some detail on how things have gone and what the current operations are on the rig?

Olu Marinho
Thank you, Femi. The Pacific Bora drilling rig mobilized to the Oyo 9 well location on August 1st. The rig is currently at the well location and has undergone rig acceptance tests, DP trials and set up of service contractor equipment.

Drilling of the well is estimated to take 40 days and well completion is estimated to take 21 to 22 days. Other project activities going on include preparation of the Christmas tree, which is being performed by GE in Onne, Nigeria. The tree is scheduled to be ready for deployment to the rig and installation on the well by the first week of September.

The manufacture of a subsea controlled umbilical by JDR in the UK and the engineering and procurement of long lead materials for the proposed Topsides modifications is ongoing. Offshore works including FPSO modifications and installation and hook-up of the flowlines and umbilical are scheduled to take place in the fourth quarter with first oil estimated to occur before the end of the year.

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern

Lionel McBee
Great. Thank you, Olu. With that, I will turn to Carl. Carl is head of our exploration team. Carl, on the last call we discussed the Oyo-Northwest prospect we added to our presentation. Since then I know we’ve acquired an additional third-party study, and I’d like you to discuss this and its significance to these prospects and the Northwest specifically.

Carl Scharpf
Thank you, Lionel. We have put together a deep, high value exploration portfolio in our offshore Nigeria Blocks. Years of technical work have been put into refining our interpretation and high-grading our prospect inventory.

I would like to highlight our Oyo Northwest prospect, as Lionel mentioned. We are rapidly progressing this to be ready to be drilled later in 2017 pending funding. Currently, we are finalizing the permits and plans. The prospect is only about 9 kilometers from the Oyo field where we have existing infrastructure on our blocks. This will significantly shorten the time to first production. Upon success, we have the ability also to tie back the initial wells to our existing FPSO which has spare capacity.

The Oyo Northwest Prospect is a very large prospect northeast-southwest oriented faulted feature. It has stacked objectives in the Pliocene all the way through the Miocene providing multiple opportunities to find hydrocarbons. The prospective interval is about 1,300 to 4,000 meters deep. The stacked channel sequences are all stratigraphically trapped at all these levels. The prospect area is quite large with amplitude anomalies covering between 17 to 32 square kilometers.

We contracted a well-known and respected outside consulting company, Ikon Science, to conduct a detailed independent third party technical study of the prospect. Ikon Science is a leading expert in rock physics and they apply this knowledge to seismic based studies using in-house software. In early July, they completed a Quantitative Seismic Inversion Study of the Oyo Northwest prospects. The results put the prospect in a favorable light with a high chance of success and large potential resources.

As for The Gambia, on July 5th we announced that the Government of the Republic of The Gambia had approved the farm-out agreement with FAR Ltd. They acquired an 80% interest and operatorship of Erin Energy’s offshore A2 and A5 blocks. We retained a 20% working interest in these highly-prospective blocks. These blocks are adjacent and on-trend with FAR’s world-class SNE oil field offshore Senegal. FAR will carry Erin on $8 million of the company’s share of the costs in the exploration well. We have already begun meeting with FAR to integrate the teams from the two companies. Currently, our technical teams are working together to prepare for an exploration the second half of 2018.

Thank you. And back to you, Lionel.

Lionel McBee
Appreciate the update, Carl. And with that, that concludes our opening discussion, and we’ll open the lines for your questions. Operator?

QUESTIONS AND ANSWERS

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern

Operator
Ladies and gentlemen, we will now begin the question-and-answer session. To ask a question, you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If your question has been addressed, you may press star two to withdraw from the question queue. Once again, it is star one if you would like to ask a question.

And the first question this morning will come from Mark Heiman, of Saguaro Capital Advisors. Please go ahead.

Mark Heiman
Hi, good morning everyone, and thanks for taking my call. Just a few questions related to disclosures in the queue last night. The first I have is just on the change of control that occurred recently. Can you perhaps just give us a little more color on, I guess the 55% shareholding, and I guess what happened with that, and if there are any implications for the company and for decision-making? I realize that voting control has been returned to the original owner of the shares, but it appears that he no longer owns them.

Femi Ayoade
Thank you, Mark. Regarding your question on the change of control, we were informed sometime in July about the shares that were previously held by Allied, that is not owned by Latmore and Lashore [ph] right now. And what I can say is that it doesn’t have any implication on us whatsoever. There is no implication to Erin Energy.

Mark Heiman
Okay.

Femi Ayoade
[Audio disruption] was sold to Erin Energy, yes.

Mark Heiman
Okay, all right. And then just more—I guess direct questions that you can answer. With respect to the MCB credit facility that you’re using currently there’s a note that you’re not currently paying the amortization as scheduled. I guess my question is will we have access to that credit facility? Obviously, the drill ship is on site and drilling within a week, but I just wanted to a make sure that we’re going to have capital available to complete that.

Femi Ayoade
Yes, thanks again. We still have the—sorry, what was the question again? I’m sorry, I missed that.

Mark Heiman
Okay, so the MCB facility with which you’re paying for the current drilling that’s supposed to start any day now, it looks like you’ve drawn down about $24 million at least as of quarter end. Are we going to have unfettered access to the full $100 million, or at least enough to drill, complete, and tie back 9 and get it flowing currently, based on just the disclosure last night that we are technically in default of that?

Femi Ayoade

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern

Yes, we believe so. We know that we don’t have unfettered access to the funding. As a matter of fact, right now we have drawn down at least about $50 million right now, and there is no issue whatsoever in our ability to draw down the money, the funding going forward.

Mark Heiman
Okay, great. So—okay, so we have actually $50 million drawn down that we’re currently using to drill any day now, right?

Lionel McBee
Correct.

Femi Ayoade
Yes.

Mark Heiman
Okay, excellent. And then just a final question, the FPSO shutdown, where are we on that now? So, it was shut down for a week or two until July, and so it’s been up and running the past month as you re-negotiate or negotiate?

Femi Ayoade
Well, the FPSO issue has been resolved. It was shut down, just like you said for about a week or two, a little bit of about a week, but has since been operating since that time. And we are engaging [indiscernible] on that to resolve the issues that we have with them, which is basically the payment, and we are very hopeful that we should be able to reach a landing with them very soon.

Mark Heiman
Okay. Okay, I mean do you think that you know, shutting production down as a negotiating tactic has kind of been taken out of the equation, or are they still kind of threatening that?

Femi Ayoade
Yes. It’s out of the equation now. They cannot even do that because it is against the law in Nigeria, and the Nigerian government has told them that they cannot use production shutdown as part of the renegotiation tool. So—

Mark Heiman
Oh, okay. All right, that’s good. That’s good. Okay, no, thank you so much for taking my questions. I realize they were somewhat complex, but thanks so much. I appreciate the opportunity to ask them.

Femi Ayoade
Okay.

Operator
And once again, if you would like to ask a question please press star then one. Again, it is star one if you would like to ask a question. And in showing no additional questions, we will conclude the question-and-answer session.

CONCLUSION

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern

Operator
At this time, your conference call has concluded. We thank you for attending today’s presentation. You may now disconnect your lines.

Erin Energy Corporation
August 10, 2017 at 11:00 a.m. Eastern